                                                                    EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Morrison Knudsen Corporation on Form S-8 (File No. 33-81038) of our report, which includes an explanatory paragraph regarding a change in method of accounting for impairment of long-lived assets and an emphasis of a matter paragraph regarding an environmental contingency, dated February 24, 1997, on our audit of the consolidated financial statements and financial statement schedule of Morrison Knudsen Corporation as of November 30, 1996, and for the year then ended, which report is included in this Annual Report on Form 10-K.

                                   /s/  Coopers & Lybrand L.L.P.

                                        Coopers & Lybrand L.L.P.



Boise, Idaho
March 3, 1997